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                          CONSECO, INC. AND SUBSIDIARIES
                                   Exhibit 12.1

                   Computation of Ratio of Earnings to Fixed Charges
                                and Preferred Dividends
                 for the years ended December 31, 1993, 1992 and 1991
                                 (Dollars in millions)
                                                                              1993              1992               1991
                                                                              ----              ----               ----
Pretax income from operations:
       Net income                                                             $297.0            $169.5            $116.0
       Add income tax expense                                                  223.1             124.6              78.2
       Add extraordinary charge on extinguishment of debt                       11.9               5.3               5.0
       Add minority interest                                                    78.2              30.6              24.0
       Less equity in undistributed earnings of CCP Insurance, Inc.            (36.6)            (15.8)              -
       Less gain on sale of stock by subsidiaries                             (101.5)            (11.1)              -
       Less incentive earnings allocation from the Partnership                 (36.6)             (9.3)              -
       Less equity in undistributed
          earnings of Life Re                                                    -               (11.3)             (9.3)
                                                                               -----             -----             -----
               Pretax income                                                   435.5             282.5             213.9
                                                                               -----             -----             -----
Add fixed charges:
   Interest expense on annuities and financial products                        408.5             506.8             576.7
   Interest expense on long-term debt, including amortization                   58.0              46.2              69.9
   Interest expense on investment borrowings                                    10.6               8.8              17.1
   Other                                                                          .6                .8                .4
   Portion of rental(1)                                                          3.9               2.0               1.2
                                                                               -----             -----             -----
               Fixed charges                                                   481.6             564.6             665.3
                                                                               -----             -----             -----

               Adjusted earnings                                              $917.1            $847.1            $879.2
                                                                               -----             -----             -----
                                                                               -----             -----             -----

               Ratio of earnings to fixed charges                              1.90X             1.50X             1.32X
                                                                               -----             -----             -----
                                                                               -----             -----             -----
               Ratio of earnings to fixed charges, excluding
                  interest on annuities and financial products                 6.96X             5.89X             3.41X
                                                                               -----             -----             -----
                                                                               -----             -----             -----

   Fixed charges                                                              $481.6            $564.6            $665.3
   Add dividends on preferred stock (multiplied by the rate
       of pretax income to income before minority interest
       and extraordinary charge)                                                34.6              13.1              13.9
                                                                               -----             -----             -----
               Adjusted fixed charges                                          516.2             577.7             679.2
                                                                               -----             -----             -----
               Adjusted earnings                                              $917.1            $847.1            $879.2
                                                                               -----             -----             -----
                                                                               -----             -----             -----
               Ratio of earnings to fixed
                  charges and preferred dividends                              1.78X             1.47X             1.29X
                                                                               -----             -----             -----
                                                                               -----             -----             -----
              Ratio of earnings to fixed charges and
                  preferred dividends, excluding interest
                  on annuities and financial products                          4.72X             4.80X             2.95X
                                                                               -----             -----             -----
                                                                               -----             -----             -----

   (1)    Interest portion of rental is assumed to be 33 percent.
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